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                                                                    EXHIBIT 5.1

                                 [LETTERHEAD]


                                March 24, 1995

SEEQ Technology Incorporated
47200 Bayside Parkway
Fremont, California 94538

        Re:  SEEQ Technology Incorporated
             Registration Statement on Form S-3 (File No. 33-84018)

Ladies and Gentlemen:

        We have acted as counsel for SEEQ Technology Incorporated (the "Company"), a Delaware corporation, in connection with the authorization, issuance, and sale of 3,614,701 shares of common stock of the Company, par value $0.01 (the "Shares"), as described in the above-referenced Registration Statement (the "Registration Statement"), and the preparation of the Registration Statement under the Securities Act of 1933, as amended.

        In this connection, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. We have also reviewed the Registration Statement and the exhibits thereto, and we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and upon effectiveness of the Registration Statement and sale of the Shares as contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                        Very truly yours,


                                        /s/  Brobeck, Phleger & Harrison

                                        BROBECK, PHLEGER & HARRISON